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                                                                    EXHIBIT 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Santa Fe International Corporation of our report dated February 16, 2001 relating to the financial statements of Global Marine Inc., which appears in Global Marine Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated February 16, 2001 relating to the financial statement schedule of Global Marine Inc., which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Historical and Pro Forma Financial Data" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
Houston, Texas
October 12, 2001